Exhibit 10.5
TERMS OF LEAR CORPORATION KEY MANAGEMENT INCENTIVE PLAN (“KMIP”)
(as approved by the United States Bankruptcy Court for the
Southern District of New York on August 28, 2009)

Participants	The KMIP provides for incentives for certain senior executives, including Robert E. Rossiter — Chairman, Chief Executive Officer and President, Matthew J. Simoncini — Senior Vice President and Chief Financial Officer, Raymond E. Scott — Senior Vice President and President, Global Electrical and Electronic Systems, and Louis R. Salvatore — Senior Vice President and President, Global Seating Systems.

Performance measures and weightings	Awards under the KMIP may be earned based on achievement of (a) certain Chapter 11 milestones within an established timeframe (75% of total award opportunity) (the “Milestone Awards”) and (b) certain financial performance targets (25% of total award opportunity) (the “Financial Performance Awards”).

Award opportunity	The total target opportunities for such senior executives under the KMIP, as a percentage of base salary, are as follows: Mr. Rossiter — 500%; Mr. Simoncini — 270%; Mr. Scott — 270%; and Mr. Salvatore — 270%.

Under the Milestone Awards, 15% of the award opportunity is earned if an order confirming the joint plan of reorganization (the “Plan”) is obtained within 270 days of the filing of the Chapter 11 petitions (April 3, 2010), and 60% of the award opportunity is earned if the Effective Date occurs within 300 days of the filing of the Chapter 11 petitions (May 3, 2010). If the Plan as filed with the Court on August 14, 2009 is modified in a manner that so materially affects the equities that any Milestone Awards based upon the modified Plan would be unreasonable or inappropriate, any such party may move to rescind the Milestone Awards.

Under the Financial Performance Awards, up to 25% of the total award opportunity is earned upon achievement of quarterly adjusted operating earnings targets (6.25% per quarter) beginning with the 3rd quarter of 2009 and prorated for any quarter in which the Effective Date occurs. Financial Performance Awards may not be earned for any period after the Effective Date. Payouts based on the adjusted operating earnings targets can range from 50% of the target up to 140% of the target for the particular quarter based on actual results.

Payout timing	Payment of any earned Milestone Awards and Financial Performance Awards will occur upon the effective date of a qualified plan of reorganization (the “Effective Date”); provided, that the payment of any such amounts to Mr. Rossiter will occur 50% upon the Effective Date and 50% one year after the Effective Date.